Ally Financial Reports Preliminary Third Quarter 2013 Financial Results

•	Third quarter 2013 net income of $91 million

•	Core pre-tax income of $271 million, excluding repositioning items

•	Significantly improved cost of funds, excluding OID, declining 57 bps year-over-year

•	Net financing revenue, excluding OID, up 46 percent year-over-year

•	Auto: U.S. earning assets up 8 percent year-over-year; U.S. consumer financing originations at $9.6 billion

•	Ally Bank: Year-over-year retail deposit growth of 30 percent; recognized three years in a row as 'Best Online Bank', MONEY® Magazine 2011, 2012, 2013

NEW YORK (Nov. 5, 2013) – Ally Financial Inc. (Ally) today reported net income of $91 million for the third quarter of 2013, compared to a net loss of $927 million in the prior quarter and net income of $384 million for the third quarter of 2012. The company reported core pre-tax income of $269 million in the third quarter of 2013, compared to core pre-tax income of $201 million in the prior quarter and core pre-tax income of $373 million in the comparable prior year period. Excluding repositioning items related to exiting all non-strategic mortgage-related activities, the company reported core pre-tax income of $271 million for the quarter. Core pre-tax income/loss reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

Net income from continuing operations for the quarter was driven by significant improvement to Ally’s cost of funds, excluding OID, which declined 57 basis points year-over-year as the company continues to grow deposits and execute its liability management strategy. Overall, the company’s net financing revenue, excluding OID, continued to significantly improve, up 46 percent compared to the prior year period. Ally’s core auto finance operations continued to post strong results with U.S. auto earning assets growing 8 percent year-over-year. Year-over-year results were impacted by expected, lower income from mortgage operations, as a result of the company exiting all non-strategic mortgage-related activities last quarter, as well as a charge to discontinued operations as a result of the recent settlements with the Federal Housing Finance Agency (FHFA) and the Federal Deposit Insurance Corporation (FDIC) for all pending litigation and related claims.

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“This past quarter demonstrated continued strong performance in Ally’s dealer financial services operations and steady deposit growth from Ally Bank,” said Chief Executive Officer Michael A. Carpenter. “Our cost of funds has improved substantially due to the liability management strategy currently underway, and Ally’s overall financial profile continues to improve as our strategic transformation nears completion.”

Carpenter continued, “During the third quarter, we announced a private placement of $1 billion of Ally common equity, which is a key step in our plans to normalize our capital structure and monetize the U.S. Treasury’s investment. Upon completion of this transaction, which is subject to certain conditions, more than two-thirds of the investment that the U.S. Treasury made into Ally will have been paid.

“Looking ahead, we are focused on continuing to improve profitability, exiting the U.S. Treasury’s ownership and advancing our leading dealer financial services and direct banking franchises.”

Quarterly Operating Results

Ally’s segments include Automotive Finance, Insurance, Mortgage, and Corporate and Other. As reported in the fourth quarter of 2012 and first quarter of 2013, respectively, Ally’s international businesses and ResCap’s historical results are classified as discontinued operations.

Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	3Q 13	2Q 13	3Q 12	2Q 13	3Q 12
Automotive Finance	$339	$382	$337	$(43)	$2
Insurance	83	45	13	38	70
Mortgage	(5)	(27)	331	21	(336)
Corporate and Other (ex. OID)[1]	(146)	(189)	(301)	43	155
Core pre-tax income, excluding Repositioning items[2]	$271	$211	$380	$60	$(109)
Repositioning items[3]	(2)	(11)	(7)	9	5
Core pre-tax income[2]	$269	$201	$373	$68	$(104)
OID amortization expense	64	61	76	3	(12)
Income tax expense	28	40	46	(12)	(18)
(Loss)/income from discontinued operations[4,5]	(86)	(1,027)	133	941	(219)
Net income (loss)	$91	$(927)	$384	$1,018	$(293)

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1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. Repositioning items for 3Q13 are primarily related to exiting non-strategic mortgage activities. Refer to slide 26 of the Ally Financial Inc. 3Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes charge taken in 3Q13 for FHFA and FDIC settlements.

5. The following businesses are classified as discontinued operations: the Brazilian automotive finance operations (sale completed 4Q13); the European and the majority of the Latin American automotive finance operations (sale completed 2Q13), the Mexican insurance business, ABA Seguros (sale completed 2Q13); the Canadian automotive finance operations, Ally Credit Canada Limited, and ResMor Trust (sale completed 1Q13); U.K.-based operations that provide vehicle service contracts and insurance products (sale completed 1Q13); the remaining international automotive finance operations, including the joint venture in China (sale announced 4Q12); the operations of Residential Capital, LLC (classified discontinued operations 1Q13); and Commercial Finance operations European division (classified discontinued operations 4Q12).

Highlights

•	Ally’s industry-leading U.S. auto finance franchise remained well-positioned, despite significant competition.

o	Strong auto net financing revenue growth, up $72 million, or nearly 10 percent, from third quarter last year.

o	U.S. consumer financing originations at $9.6 billion for the quarter, despite intense competition and lower subvented volumes.

o	Double digit origination growth in lease, used and diversified channels; up 10 percent, 11 percent and 12 percent, respectively, year-over-year.

o	Combined used, lease and diversified new retail originations accounted for more than 60 percent of total U.S. consumer originations.

o	Honored with 2013 Auto Finance Excellence Award by Auto Finance News for success and contributions to the auto finance industry.

•	Ally’s leading insurance operations strengthened and grew dealer relationships through its full-service, dealer-centric business model.

o	Written premiums remain strong, totaling $267 million for the Dealer Products and Services group.

o	Continued to grow the number of dealers participating in its full-suite of services by nearly 10 percent year-over-year.

o	Wholesale insurance penetration grew slightly from a year ago to 82 percent of U.S. dealers with Ally floorplan financing.

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•	Ally Bank franchise continued to build its deposit base and maintained strong customer loyalty with a strong consumer value proposition.

o	Retail deposits totaled $41.7 billion, increasing $1.8 billion quarter-over-quarter and up 30 percent from last year.

o	Named 'Best Online Bank', 'A Best One-Year CD' and ‘Best Checking Account', MONEY® Magazine Nov. 2013.

o	Grew to approximately 754,000 customers and nearly 1.5 million accounts at quarter-end, growing Ally Bank’s customer base 30 percent year-over-year.

o	Quarterly CD retention rate remains strong at 93 percent, marking nine consecutive quarters with retention rates of 90 percent or higher.

o	Customer satisfaction remained strong, averaging 93 percent for the quarter, the fifth consecutive quarter with scores above 90 percent.

•	Ally maintained a strong capital and liquidity profile with robust interest from lenders and investors.

o	Announced $1 billion private placement of common stock and plan to repurchase preferred securities from U.S. Treasury, subject to certain closing conditions.

o	Proceeds received to date from international sales total $8.3 billion, or approximately 90 percent of total expected proceeds.

o	Improved net financing revenue, excluding OID, 46 percent year-over-year.

o	Improved cost of funds, excluding OID, approximately 57 basis points year-over-year through reduction in unsecured debt levels and increased deposits.

o	Issued more than $2.1 billion in unsecured debt in third quarter to replace higher-cost unsecured debt.

o	Completed nearly $1.4 billion of U.S. auto securitizations in the quarter.

o	Deposits now represent more than 40 percent of Ally Financial’s funding profile.

o	Capital ratios remained strong with a preliminary Tier 1 capital ratio of 15.4 percent at the end of the third quarter.

o	Time to Required Funding remains strong at more than two years.

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•	Including dividends and interest, Ally will have paid approximately $6.3 billion to the U.S. Treasury as of Nov. 15, 2013, reflecting more than one-third of the investment made in the company.

o	Plan to repurchase preferred securities from the U.S. Treasury would bring total paid to $12.3 billion.

Strategic Actions Update

Ally further advanced its strategic plans through the following actions.

Private Placement and Plan to Repurchase Securities from the U.S. Treasury

On Aug. 20, Ally announced it had entered into agreements with certain investors for $1 billion in private placement of common stock, subject to certain closing conditions, including receiving a non-objection from the Federal Reserve to the Comprehensive Capital Analysis and Review (CCAR) resubmission which was provided to the Federal Reserve in September. The agreement requires the funding of the private placement to take place no later than Nov. 30, 2013.

Concurrently, Ally entered into agreements with the U.S. Treasury for the repurchase by Ally of all the outstanding shares of the Mandatorily Convertible Preferred (MCP) securities held by the U.S. Treasury and the termination of the U.S. Treasury's existing right to acquire additional common stock in certain circumstances, subject to a non-objection from the Federal Reserve to the CCAR resubmission. Upon completion of the transactions, Ally will have paid the U.S. Treasury a total of $12.3 billion.

International Businesses

On Oct. 1, Ally completed the sale of its operation in Brazil to General Motors Financial Company, Inc. (GM Financial), a wholly-owned subsidiary of General Motors Co. Ally received approximately $611 million in proceeds related to the transaction. To date, Ally has received approximately $8.3 billion in proceeds from the completed sales of the international transactions, representing approximately 90 percent of total proceeds expected from the sale of non-U.S. businesses. The final remaining sale transaction for the joint venture stake in China to GM Financial remains in process.

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Legacy Mortgage Issues

ResCap’s bankruptcy process is nearing completion, and Ally’s legacy mortgage issues have been largely addressed. The Chapter 11 plan confirmation hearing is currently scheduled to begin on Nov. 19, 2013, by the Honorable Judge Martin Glenn in the U.S. Bankruptcy Court.

In October, Ally reached settlements with the FHFA and the FDIC, as receiver for certain failed banks, for all pending litigation and related claims. The settlements require pending litigation against Ally to be dismissed, and the FHFA and the FDIC released claims will no longer be exceptions to the third party releases related to the ResCap settlement. Ally recorded a charge of $170 million to discontinued operations (or $107 million net of tax) in the third quarter, in connection with the FHFA and the FDIC settlements. As of Sept. 30, 2013, the company has accrued $520 million related to the settlements.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents declined to $6.5 billion as of Sept. 30, 2013, compared to $7.8 billion at June 30, 2013. Included in the Sept. 30, 2013, cash balances are $2.7 billion at Ally Bank and $658 million at the Insurance business.

Ally's total equity was $19.1 billion at Sept. 30, 2013, essentially flat compared to the prior quarter. The company's preliminary third quarter 2013 Tier 1 capital ratio was unchanged at 15.4 percent.

Funding

Ally continued to execute a diverse funding strategy during the third quarter of 2013 and completed new U.S. auto securitizations totaling approximately $1.4 billion. Additionally, retail deposits grew $1.8 billion in the quarter to $41.7 billion. Total deposits now represent more than 40 percent of Ally’s funding profile. In the third quarter, the company issued new fixed and floating rate unsecured notes totaling more than $2.1 billion to retire legacy, high-coupon callable debt. In total, the company called approximately $5.8 billion of debt in the third quarter of 2013, and has called or given call notices for an additional $1.7 billion in the weeks following quarter-end. The company also renewed more than $5.6 billion of secured credit facilities in the quarter. Combined, these actions continue Ally’s liability management strategy to improve the cost of funds, excluding OID, which have declined 57 basis points year-over-year.

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The company’s Time to Required Funding remains strong at more than two years as of Sept. 30, 2013. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in U.S. asset growth projections and that the auto asset-backed securities market remains open.

Deposits

The company remains focused on growing quality deposits through its direct banking subsidiary Ally Bank. Ally Bank’s deposit growth remained strong in the third quarter with retail deposits increasing $1.8 billion to $41.7 billion as of Sept. 30, 2013, compared to $39.9 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.7 billion as of Sept. 30, 2013. Quarterly CD retention rates remained strong at 93 percent, marking nine consecutive quarters of rates at 90 percent or higher. The Ally Bank franchise sustained its momentum by steadily expanding its customer base, growing 30 percent year-over-year to approximately 754,000 customers as it continues to attract and retain customers through Ally Bank’s enhanced consumer-centric value proposition. Ally Bank has been recognized three years in a row as 'Best Online Bank', MONEY® Magazine 2011, 2012 and 2013.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.  During the third quarter of 2013, Ally Bank reported pre-tax income of $357 million, compared to $353 million in the corresponding prior year period.  Performance in the quarter continued to be driven by improved net financing revenue as the result of continued strength in the leasing channel. Additionally, results were positively impacted by lower cost of funds and reduced borrowing costs resulting from the company’s actions to retire high-cost FHLB debt in late 2012. This was offset by lower mortgage revenue as a result of the company’s decision in the second quarter of 2013 to exit all non-strategic mortgage-related activities. Total assets at Ally Bank were $92.1 billion at Sept. 30, compared to $92.4 billion at June 30, 2013. Growth in leasing during the quarter was more than offset by lower mortgage-related assets as a result of the previously noted strategic business decisions and lower commercial automotive balances. Approximately 65 percent of Ally’s U.S. assets were funded at Ally Bank as of Sept. 30, 2013.

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Automotive Finance

The Auto Finance segment includes Ally’s U.S. auto finance operations. As a result of the completed sales for Ally Financial’s international operations, including auto finance operations in Canada, Europe and Latin America, and the remaining sale agreement for the joint venture in China, these businesses are classified as discontinued operations.

For the third quarter of 2013, Auto Finance reported pre-tax income from continuing operations of $339 million, compared to $337 million in the corresponding prior year period. The improvement was primarily driven by strong auto net financing revenue which improved by $72 million year-over-year, as earning assets continued to grow and higher lease termination gains were recorded. This was partially offset by an increase in provision expense as the portfolio continues to shift to a more diversified and higher margin credit mix.

U.S. consumer financing originations in the third quarter of 2013 were $9.6 billion, flat compared to the corresponding prior year period, and were comprised of $4.2 billion of new retail, $2.6 billion of used and $2.8 billion of lease originations. U.S. consumer financing origination levels in the third quarter of 2013 were primarily driven by strong year-over-year origination growth in used, lease and diversified new retail channels, which grew 11 percent, 10 percent and 12 percent, respectively. Growth in these channels mostly offset the loss of Ally’s subvented originations from Chrysler. In total, used, lease and diversified new retail originations continued to account for more than 60 percent of total U.S consumer originations during the third quarter of 2013.

U.S. earning assets for Auto Finance, comprised primarily of consumer and commercial receivables, and leases, totaled $102 billion, up 8 percent compared to Sept. 30, 2012. U.S. consumer earning assets totaled nearly $74 billion, up 13 percent year-over-year, due to continued strong origination volume outpacing asset run-off. U.S. commercial earning assets declined to approximately $28 billion, down 5 percent compared to Sept. 30, 2012, as a result of lower dealer stock and intense competitive pressures in the wholesale space, despite growth in diversified dealer inventories.

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Insurance

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $83 million in the third quarter of 2013, compared to $13 million in the corresponding prior year period. Net investment income increased to $55 million in the third quarter of 2013, compared to a loss of $21 million in the comparable prior year period due to higher realized investment gains and lower recognition of an other than temporary impairment on certain investment securities. Underwriting income declined to $28 million in the quarter, compared to income of $34 million in the corresponding prior year period, resulting from higher weather-related losses and lower earned revenue due to lower written premiums in prior years when the auto market declined during the financial crisis.

Insurance’s Dealer Products and Services group experienced strong written premiums of $267 million during the third quarter of 2013, flat compared to the third quarter of 2012. The group continued to grow the number of dealers participating in its full suite of training, technology, support and consultative services, improving participation nearly 10 percent year-over-year. Moreover, the business maintained its high wholesale insurance penetration levels, with approximately 82 percent of U.S. dealers with Ally floorplan financing also carrying floorplan insurance with the company.

Mortgage

During the third quarter of 2013, Mortgage reported a pre-tax loss of $5 million, excluding repositioning items, compared to pre-tax income of $331 million during the third quarter of 2012. The decrease from the prior year period was largely due to the decision to exit all non-strategic mortgage-related activities and cease new originations last quarter. The remaining mortgage held-for-investment portfolio has declined to less than $9 billion as of Sept. 30, 2013. As of June 30, the business had no further mortgage loan originations, and as a result of the sale of the MSR portfolio last quarter, the bank’s MSR assets are zero.

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Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $146 million, compared to a core pre-tax loss (excluding core OID and repositioning items) of $301 million in the comparable prior year period1. Results were primarily affected by lower interest expense through the company’s liability management strategy, reduction in unsecured debt levels, refinancing other legacy debt prior to maturity, repayment of TLGP and the early retirement of high-cost FHLB debt that occurred in the fourth quarter of 2012.

OID amortization expense totaled $64 million in the third quarter of 2013, compared to $76 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the third quarter 2013 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

1 Core pre-tax income/loss is a non-GAAP financial measure. Refer to slide 26 in the Ally Financial Inc. 3Q Earnings Review presentation for reconciliation to GAAP amounts. This is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

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With approximately $150.6 billion in assets as of Sept. 30, 2013, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; resolution of the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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